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                                                                       Exhibit 4

                              MESA AIR GROUP, INC.

                              RESTATED AND AMENDED
                           EMPLOYEE STOCK OPTION PLAN

RECITALS:

         A. On December 1, 1995, the Board of Directors of Mesa Air Group, Inc. (the "Company") adopted an Employee Stock Option Plan to be effective as of June 28, 1995 (the "Employee Plan").

         B. On March 22, 1996, the Board of Directors of the Company adopted the First Amendment to the Employee Plan and thereafter, on April 8, 1996, the Employee Plan, as amended, was approved by the shareholders of the Company.

         C. The Employee Plan, as amended, provides that amendments to the Employee Plan may be adopted without the approval of shareholders so long as the amendments are not Material Amendments as defined in Section 4(b) of the Employee Plan, as amended.

         D. The Company desires to further amend the Employee Plan, as amended, to correct certain typographical and reference errors and to conform the Employee Plan to the existing policy of the Company which restricts trading in securities of the Company by certain employees and, in doing so to restate the Plan as amended. The Employee Plan as amended and restated is hereinafter referred to as the "Plan."

1.       PURPOSE OF THE PLAN; TYPE OF PLAN

         (a) Attract and Retain Key Employees. The purpose of the Plan is to attract and retain key employees who are and will be responsible for the growth and success of the Company and its subsidiaries. The term "subsidiary" means any corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, as defined below, each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term "Employee" includes individuals employed by the Company or any of its subsidiaries.

         (b) Incentive Stock Options. Some one or more of the options ranted under the Plan may be intended to qualify as an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and any grant of such an option shall clearly specify that such option is intended to so qualify. If no such specification is made, an option granted hereunder shall be intended to not qualify as an "incentive stock option."

         (c) Exemption from Short-Swing Liability. Options granted to Officers or Directors of the Company ("Insiders") pursuant to this Plan shall be exempt from Section 16(b) of the



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Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to
Regulation Section 240.16(b)-3 adopted under the Exchange Act which was enacted on May 1, 1991.

         (d) Formula Plan. This Plan may be administered by the Board of Directors of the Company (the "Board") or by any person or persons chosen by a majority of the Board. Grants or awards made pursuant to this Plan are to be made pursuant to the formula set forth in Section 3 (the "Formula") which may be adjusted for non-Insiders at the sole discretion of the Compensation Committee upon the recommendation of the Chief Executive Officer. The Formula is intended to qualify under Regulation 240.16b-3(c)(2)(ii) of the Exchange Act, thereby alleviating the necessity for disinterested administration of the Plan required by Regulation 240.16b-3(c)(2)(i).

2.       STOCK AND MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN

         (a) Description of Stock and Maximum Shares Allocated. The stock subject to the provisions of this Plan and issuable upon exercise of the Options are shares of the Company's Common Stock, no par value, which may be either unissued or treasury shares, as the Board may from time to time determine. Subject to adjustment as provided in Section 6, the aggregate number of shares of Common Stock covered by the Plan issuable upon exercise of all Options shall be 2,800,000 Shares, which shares shall be reserved for use upon the exercise of the Options. The shares available for Options and all other shares of Common Stock of the Company shall be referred to as the "Shares."

         (b) Restoration of Unpurchased Shares. If an Option expires or terminates for any reason prior to the exercise in full before the term of the Plan expires, the Shares subject to, but not issued under, such Option shall again be available for other Options hereafter granted.

3.       FORMULA AND OPERATION OF THE PLAN

         (a) Eligible Persons. Options shall automatically be granted to the Insiders listed on Schedule "A" in the amounts provided in Section 3(b) and on Schedule "B." Unless otherwise directed by the Chief Executive Officer, Options shall be granted to the persons, other than Insiders, who fill each of the positions listed on Schedule "C" attached hereto (all parties listed on Schedule "C" shall be referred to herein as "Key Employees").

         (b)      Date of Grants; Allotment; Adjustment.

         Options shall be granted to Insiders in the amounts set forth in Schedule "B" on June 28, 1995 and on April 1, 1996 and 1997; and, with respect to non-Insiders, on those same dates in amounts determined by the Chief Executive

         Officer of the Company up to a maximum amount of 370,000 Options per year. If an Insider is employed by the Company after June 28, 1995, Insider shall, upon the first day of employment, be granted a pro rata portion of the Options as set forth in the column labeled "April 1, 1996 and 1997" shown on Schedule "B" (collectively, the "Pro Rata Options") and Options shall be granted to such Insider on each succeeding April 1 in the amounts set forth in


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Schedule "B." The amount of Pro Rata Options to be granted to each Insider shall be calculated by dividing the number of days prior to April 1 by the number of days in the calendar year and multiplying the quotient by the number of Options listed in Schedule "B" to be allotted to that Insider. Options granted to non-Insider Key Employees employed by the Company subsequent to June 28, 1995, shall be pro-rated in a similar manner if granted for the year in which employment commenced.

         (c) Price. The Option price per Share shall not be less than the fair market value of the Shares, as defined below, on the Grant Date.

         (d)      Fair Market Value.

                  (1) If the options granted are intended to qualify as incentive stock options, the fair market value of a Share on any particular day shall be determined as follows:

                           (a) If the Shares are listed or admitted to trading
                  on any securities exchange, the fair market value shall be the average sales price on such day on the New York Stock Exchange, or if the Shares have not been listed or admitted to trading on the New York Stock Exchange, on such other securities exchange on which such stock is then listed or admitted to trading, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked price on such day as officially quoted on any such exchange;

                           (b) If the Shares are not then listed or admitted to
                  trading on any securities exchange, the fair market value shall be the average sales price on such day or, if no sale takes place on such day, the average of the reported closing bid and asked price on such date, in the over-the-counter market as furnished by the National Association of Securities Dealers Automated Quotation ("NASDAQ"), or if NASDAQ at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the Board; or

                           (c) If the Shares are not then listed or admitted to
                  trading in the over-the-counter market, the fair market value shall be the amount determined by the Board in a manner consistent with Treasury Regulation

         Section 20-2031-2 promulgated under the Code or in such other manner prescribed by the Secretary of the Treasury or the Internal Revenue Service.

                  (2) If the Options granted are not intended to qualify as incentive stock options, the fair market value of a Share on any particular day shall be determined as follows:

                           (a) If the Shares are listed or admitted to trading
                  on any securities exchange, the fair market value shall be the low sales price on such day on the New York Stock Exchange, or if the Shares have not been listed or admitted to


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                  trading on the New York Stock Exchange, on such other
                  securities exchange on which such stock is then listed or admitted to trading, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked price on such day as officially quoted on any such exchange;

                           (b) If the Shares are not then listed or admitted to
                  trading on any securities exchange, the fair market value shall be the low sales price on such day or, if no sale takes place on such day, the low closing bid price on such date, in the over-the-counter market as furnished by the National Association of Securities Dealers Automated Quotation ("NASDAQ"), or if NASDAQ at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the Board; or

                           (c) If the Shares are not then listed or admitted to
                  trading in the over-the-counter market, the fair market value shall be the amount determined by the Board in a manner consistent with Treasury Regulation Section 20-2031-2 promulgated under the Code or in such other manner prescribed by the Secretary of the Treasury or the Internal Revenue Service.

                           (e) Duration of Plan. The term of the Plan, unless
                  previously terminated by the Board, is ten years or June 28, 2005. No Option shall be granted under the Plan unless granted within ten years after the adoption of the Plan by the Board, but Options outstanding on that date shall not be terminated or otherwise affected by virtue of the Plan's expiration.

                           (f) Vesting of the Options and Pro Rata Options.
                  One-third of the total Options granted on a Grant Date shall vest on the first anniversary date after the Grant Date; one-third of the total Options granted on a Grant Date shall vest on the second anniversary date after the Grant Date; and the remaining one-third of the total Options granted on a Grant Date shall vest on the third anniversary date after the Grant Date. One-third of the total Pro Rata Options shall vest on the first April 1 after their Grant Date (the "Initial Vesting Date"); one-third of the total Pro Rata Options shall vest on the first anniversary date after the Initial Vesting Date; and the remaining one-third of the total Pro Rata Options shall vest on the second anniversary date after the Initial Vesting Date. However, Pro Rata Options granted to Insiders on or after October 1 and prior to April 1 in any year shall not vest until the second April 1 following the Grant Date at which time two-thirds of the total Pro Rata Options shall vest and the remaining one-third of the total Pro Rata Options shall vest on the first anniversary date thereafter.

NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, OPTIONS GRANTED TO THE KEY EMPLOYEES SHALL NOT BECOME EXERCISABLE UNTIL SHAREHOLDER APPROVAL AS REQUIRED BY
SECTION 4(a) OF THE PLAN HAS BEEN OBTAINED; AND OPTIONS GRANTED TO INSIDERS SHALL NOT BECOME EXERCISABLE UNTIL (i) A MINIMUM OF SIX (6) MONTHS HAS PASSED FROM THE


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DATE OF SHAREHOLDER APPROVAL, OR (ii) A MINIMUM OF ONE (1) YEAR HAS PASSED FROM
THE GRANT DATE, WHICHEVER OCCURS LATER.

4.       TERMS AND CONDITIONS OF OPTIONS

         (a) Approval by Shareholders. The Plan shall be submitted to the shareholders of the Company for their approval at their regular meeting to be held within twelve (12) months after the adoption of the Plan by the Board. Shareholder approval shall be evidenced by the affirmative vote of the holders of a majority of the Shares of Common Stock present in person or by proxy and voting at the meeting. If the shareholders decline to approve the Plan at such meeting or if the Plan is not approved by the shareholders within twelve (12) months after its adoption by the Board, the Plan and all Options and rights granted hereunder shall automatically terminate to the same extent and with the same effect as though the Plan had never been adopted.

         (b) Amendments to Plan. The approval of the shareholders of the Company shall be required to (i) increase the aggregate number of shares of Common Stock subject to the Plan; (ii) change the class of persons eligible to receive Options; (iii) modify the period within which Options may be granted, the exercise price or the terms upon which Options may be exercised; (iv) change the exercise price of the Options except as provided in Section 6; or (v) increase the material benefits accruing to participants under the Plan. (Collectively, each of these changes in the Plan are referred to herein as "Material Amendments.") Notwithstanding any other terms contained herein to the contrary, no Material Amendments shall be made to the Plan more than one time in any given one year period. The Board, however, may suspend or terminate the Plan at any time.

         (c) Individual Agreements. Options granted under the Plan shall be evidenced by agreements in such form as the Board from time to time approves, which agreements shall substantially comply with and be subject to the terms of the Plan.

         (d) Required Provisions. Each agreement shall state (i) the total number of shares to which it pertains, (ii) the exercise price for the shares covered by the option, (iii) the time at which the option becomes exercisable,
(iv) the scheduled expiration date of the option, (v) the vesting period(s) for such options, and (vi) the timing and conditions of issuance of any stock option exercise.

         (e) No Fractional Shares. Options shall be granted and exercisable only for whole shares; no fractional shares will be issuable upon exercise of any Option granted under the Plan. Fractional Options shall be rounded down to the nearest whole share number.

         (f) Method of Exercising Options. Options shall be exercised by written notice to the Company, addressed to the Company at its principal place of business. Such notice shall state the election to exercise the option and the number of shares with respect to which it is being exercised, and shall be signed by the person exercising the option. Such notice shall be accompanied by payment in full of the exercise price for the number of Shares being purchased. Payment may be made in cash or by bank cashier's check or by tendering duly endorsed certificates for shares of the Company's Common Stock then owned by the optionholder. The


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Company shall deliver a certificate or certificates representing the Option
Shares to the purchaser as soon as practicable after payment for those Shares has been received. If an Option is exercised by any person other than the optionholder, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that are purchased and paid for in full upon the exercise of an Option shall be fully paid and non-assessable. The Board may determine that payment upon the exercise of an Option may be made with Shares owned by the Key Employee having a fair market value on the exercise date equivalent to the amount of payment, or any combination of cash and such Shares equal to such amount.

         (g) No Rights of a Shareholder. An optionholder shall have no rights as a shareholder with respect to shares covered by an Option. No adjustment will be made for cash dividends for which the record date is prior to the date a stock certificate is issued upon exercise of an Option. Upon such exercise of an Option, the holder of the Shares of Common Stock so received shall have all the rights of a shareholder of the Company as of the date of issuance.

5.       TERMINATION OF EMPLOYMENT; ASSIGNABILITY; DEATH

         (a) Termination of Employment. If any optionholder ceases to be an employee of the Company other than for Retirement (as such is defined in Section 5(b)), death, disability or discharge for cause, such holder (or his successors in the case of the holder's death after the termination of employment) may, within three months after the date of termination, but in no event after the stated expiration date, purchase some or all of the Shares with respect to which such optionholder was entitled to exercise such Option on the date employment terminated; provided, that if after employment is terminated, the holder commits acts detrimental to the Company's interests, then the Option shall thereafter be void for all purposes.

         (b) Retirement. If any optionholder (i) ceases to be an employee of the Company other than by reason of death, disability or discharge for cause; and (ii) has been continuously employed by the Company for five or more years; and is (iii) over fifty-nine and one-half (59-1/2) years of age (collectively referred to as "Retirement"), all of the options which have been granted to such optionholder prior to Retirement shall vest thirty (30) days after Retirement (the "Vested Options"). Such holder (or his successors in the case of the holders death after Retirement) may, within three months after the date of Retirement or prior to the stated expiration date, whichever first occurs, purchase some or all of the Shares which such optionholder was entitled to exercise; provided, that (i) if the holder's employment is terminated for dishonesty or other acts detrimental to the Company's interests or for the holder's breach of any employment, confidentiality or other contract or agreement with the Company, or (ii) if after employment is terminated, the holder commits acts detrimental to the Company's interests, then the Option shall thereafter be void for all purposes.

         (c) Assignability. No Option or the privileges conferred thereby shall be assignable or transferable by a holder other than by will or the laws of descent and distribution.

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         (d) Disability. If the optionholder is removed as an employee due to disability, the optionholder may exercise the Options, in whole or in part, to the extent they were exercisable on the date when the optionholder's employment terminated, at any time prior to the expiration date of the Options or within one year of the date of removal, whichever is earlier.

         (e) Discharge for Cause. If an optionholder is removed as an employee of the Company for cause, the Options shall terminate upon receipt by the optionholder of a notice of such removal or on the effective date of the removal, whichever is earlier. The Board shall have the right to determine whether the optionholder has been discharged for cause for purposes of the Plan and the date of such discharge.

         (f) Death of Holder. If optionholder dies while serving as an employee, an Option shall be exercisable until the stated expiration date thereof by the person or persons ("successors") to whom the holder's rights pass under will or by the laws of descent and distribution, but only to the extent that the holder was entitled to exercise the Option at the date of death. An Option may be exercised (and payment of the option price made in full) by the successors only after written notice to the Company, specifying the number of shares to be purchased. Such notice shall comply with the provisions of Section 4(e).

6.       CERTAIN ADJUSTMENTS

         (a) Capital Adjustments. Except as limited by Section 422 of the Code, the aggregate number of Shares subject to the Plan, the number of Shares covered by outstanding Options, and the price per share stated in such Options shall be proportionately adjusted for any increase or decrease in the number of outstanding Shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt by the Company of consideration therefor in money, services or property.

         (b) Mergers, Etc. Except as limited by the provisions of Section 422 of the Code, if the Company is the surviving corporation in any merger or consolidation, any Option granted under the Plan shall pertain to and apply to the securities to which a holder of the number of Shares subject to the Option would have been entitled. A dissolution or liquidation of the Company shall cause every Option outstanding hereunder to terminate, unless specifically provided otherwise by the Board. A merger or consolidation in which the Company is not the surviving corporation shall also cause every Option outstanding hereunder to terminate, unless specifically provided otherwise by the Board, but each holder shall have the right immediately prior to a merger or consolidation in which the Company is not the surviving corporation, to exercise such Option in whole or in part without regard to whether such Options have vested.

7.       COMPLIANCE WITH LEGAL REQUIREMENTS

         (a) For Investment Only. If, at the time of exercise of this option, there is not in effect as to the Option Shares being purchased a registration statement under the Securities Act of 1933, as amended (or any successor statute) (collectively the "1933 Act"), then the exercise of this option shall be effective only upon receipt by the Company from the Key Employee (or his


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legal representatives or heirs) of a written representation that the Option
Shares are being purchased for investment and not for distribution.

         (b) Registration Statement Preparation. The Key Employee hereby agrees to supply the Company with such information and to cooperate with the Company, as the Company may reasonably request, in connection with the preparation and filing of the registration statements and amendments thereto under the Securities Act of 1933 and applicable state statutes and regulations applicable to the Option Shares. The Company shall not be liable for failure to issue any such Option Shares where such opinion of counsel cannot be obtained within the period specified for the exercise of the option, or where such registration is required in the opinion of counsel. If shares of Common Stock of the Company are, at the time of the exercise of this option, listed upon a securities exchange, the exercise of this option shall be contingent upon completion of the necessary steps to list the Option Shares being purchased upon such securities exchange.

         (c) Additional Restrictions on Option Exercise. Key Employee may only exercise Options during the period commencing three days following the release for publication of quarterly or annual financial information regarding the Company and ending two weeks prior to the end of the then current fiscal quarter of the Company (the "Release Period").

         A "release for publication" shall be deemed to be satisfied if the specified financial data appears:

                  (1)      On a wire service;

                  (2)      A financial news service;

                  (3)      In a newspaper of general circulation; or

                  (4)      Is otherwise made publicly available.

         Notwithstanding any provision to the contrary contained herein, a Key Employee may exercise Options only so long as such exercise does not violate the law or any rule or regulation adopted by the appropriate governmental authority.

8.       MISCELLANEOUS

         (a) No Funding. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure any payment under the Plan.

         (b) New Mexico Law. The Plan and the Options shall be governed by the laws of the State of New Mexico.

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         (c) Modification of Grant, Vesting Date. Should April 1 in any given year fall on a day on which trading in the Shares is closed, the action which would have taken place on April 1 shall be delayed until the first day after April 1 that trading in the Shares commences.

         (d) Withholding of Taxes. The Company shall have the right to deduct from any other compensation of the Grantee any federal, state or local income taxes (including FICA) required by law to be withheld with respect to the granting or exercise of any Options.

DATED as of the 23rd day of April, 1996 and effective as of June 28, 1995.

                                         MESA AIR GROUP, INC.


                                         By: ____________________________
                                              W. Stephen Jackson
                                              Chief Financial Officer

ATTESTED BY:


By:__________________

_____________________, Secretary





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                         FIRST AMENDMENT TO RESTATED AND
                          AMENDED MESA AIR GROUP, INC.
                           EMPLOYEE STOCK OPTION PLAN


         This FIRST AMENDMENT TO RESTATED AND AMENDED MESA AIR GROUP, INC. EMPLOYEE STOCK OPTION PLAN (the "Amendment") is dated as of the effective date set forth below, by Mesa Air Group, Inc. (the "Company").

                                    RECITALS:

         A. The Board of Directors of the Company adopted a Restated and Amended Employee Stock Option Plan to be effective as of June 28, 1995 (the "Employee Plan") and thereafter, on April 8, 1996, the Employee Plan was approved by the shareholders of the Company.

         B. The Company believes that the annual issuance of stock options is an important factor in attracting, motivating and retaining qualified key employees essential to the success of the Company.

         C. As of April 1, 1998, there were approximately 345,000 options available for grant pursuant to the Employee Plan.

         D. The Company desires to increase the aggregate number of options available for issuance pursuant to the Employee Plan and to permit the granting of options to future senior officers not listed in the allocation table.

         E. The Company desires to amend the Employee Plan to reflect changes in the law under which the Employee Plan is governed.

         F. The Company has entered into employment agreements with the Chief Executive Officer and the Chief Financial Officer that necessitate amending the Employee Plan.

         G. The Company desires to change the law governing the Employee Plan to reflect the change in the Company's domicile in 1996.

         H. On June 1, 1998, the Board of Directors adopted this First Amendment to the Employee Plan subject to approval by the shareholders of the Company.

         THEREFORE, the Employee Plan is hereby amended as follows:

         1. Section 1(d) Formula Plan is hereby deleted in its entirety. The following language is substituted in its place:

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                  Formula Plan. This Plan may be administered by the Board of
                  Directors of the Company (the "Board"), the Compensation Committee or by any person or persons chosen by a majority of the Board. Grants or awards made pursuant to this Plan are to be made pursuant to the formula set forth in Section 3 (the "Formula") which may be adjusted for non-Insiders at the sole discretion of the Compensation Committee upon the recommendation of the Chief Executive Officer.

         2. Section 2(a) Description of Stock and Maximum Shares Allocated is hereby deleted in its entirety. The following language is substituted in its place:

                  The stock subject to the provisions of this Plan and issuable upon exercise of the Options are shares of the Company's Common Stock, no par value, which may be either unissued or treasury shares, as the Board may from time to time determine. Subject to adjustment as provided in Section 6, the aggregate number of shares of Common Stock covered by the Plan issuable upon exercise of all Options shall be four million three hundred thousand (4,300,000) Shares, which shares shall be reserved for use upon the exercise of the Options. The shares available for Options and all other shares of Common Stock of the Company shall be referred to as the "Shares."

         3. Section 3(a) Eligible Persons is hereby deleted in its entirety. The following language is substituted in its place:

                           (a) Eligible Persons. Options shall automatically be
                  granted to the Insiders listed on Schedule "A" in the amounts provided in Section 3(b) and on Schedule "B." Unless otherwise directed by the Chief Executive Officer, Options shall be granted to the persons, other than Insiders, who fill each of the positions listed on Schedule "C" attached hereto (all parties listed on Schedule "C" shall be referred to herein as "Key Employees").

         Notwithstanding Section 3(a) above, the Compensation Committee, upon the recommendation of the Chief Executive Officer, may grant Options to officers other than those with positions listed on Schedule "A" or reduce the annual allocation of options to officers listed in Schedule "B" who are employed by the Company after August 1, 1998.

         4. Section 3(b) Date of Grants; Allotment; Adjustment is hereby deleted in its entirety. The following language is substituted in its place:

                  Options shall be granted to Insiders in the amounts set forth in Schedule "B" on April 1, 1998, 1999 and 2000; and, with respect to non-Insiders, on those same dates in amounts determined by the


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                  Chief Executive Officer of the Company. If an Insider is
                  employed by the Company after April 1, 1998, Insider shall, upon the first day of employment, be granted a pro rata portion of the Options as set forth in the column labeled "April 1, 1999 and 2000" shown on Schedule "B" (collectively, the "Pro Rata Options") and Options shall be granted to such Insider on each succeeding April 1 in the amounts set forth in Schedule "B." The amount of Pro Rata Options to be granted to each Insider shall be calculated by dividing the number of days prior to April 1 by the number of days in the calendar year and multiplying the quotient by the number of Options listed in Schedule "B" to be allotted to that Insider.

         5. Section 4(b) Amendments to Plan is hereby deleted in its entirety. The following language is substituted in its place:


                           (b) Amendments to Plan. The approval of the
                  shareholders of the Company shall be required to (i) increase the aggregate number of shares of Common Stock subject to the Plan; (ii) modify the period within which Options may be granted, the exercise price or the terms upon which Options may be exercised if such terms or changes would be materially beneficial to the Optionholder; (iii) change the exercise price of the Options except as provided in Section 6; or (iv) increase the material benefits accruing to participants under the Plan. (Collectively, each of these changes in the Plan are referred to herein as "Material Amendments.") The Board may suspend or terminate the Plan at any time.


         6. Section 5(a) Termination of Employment is hereby deleted in its entirety. The following language is substituted in its place:

                           (a) Termination of Employment. If any optionholder
                  ceases to be an Employee of the Company other than for Retirement (as such is defined in Section 5(b)), death, disability, termination by the Company "Without Good Cause" (with respect to Employees subject to employment agreements with the Company), termination by the Employee for "Good Reason" (with respect to Employees subject to employment agreements with the Company) or discharge for cause, such holder (or his successors in the case of the holder's death after the termination of employment) may, within three (3) months after the date of termination, but in no event after the stated expiration date, purchase some or all of


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                  the Shares with respect to which such optionholder was
                  entitled to exercise such Option on the date employment terminated.

         7. Section 5(b) Retirement is hereby deleted in its entirety. The following language is substituted in its place:

                           (b) Retirement. If any optionholder (i) ceases to be
                  an employee of the Company other than by reason of death, disability or discharge for cause; and (ii) has been continuously employed by the Company for five or more years; and is (iii) over fifty-nine and one-half (59-1/2) years of age (collectively referred to as "Retirement"), all of the options which have been granted to such optionholder prior to Retirement shall vest thirty (30) days after Retirement (the "Vested Options"). Such holder (or his successors in the case of the holder's death after Retirement) may, within three months after the date of Retirement or prior to the stated expiration date, whichever first occurs, purchase some or all of the Shares which such optionholder was entitled to exercise; provided, that if after employment is terminated, the holder commits acts detrimental to the Company's interests, then the Option shall thereafter be void for all purposes.

         8. Section 5 TERMINATION OF EMPLOYMENT; ASSIGNABILITY; DEATH shall be amended to include the following language:

                           (g) Termination of Key Employee. Notwithstanding any
                  language contained in Section 5(a), upon the termination of any Key Employee (with whom the Company has entered into an Employment Agreement) for Good Reason by the Key Employee or Without Cause by the Company, as those terms are defined in such Employment Agreement, all Options granted on or prior to the date of termination shall immediately vest and any risk of forfeiture with respect thereto shall be deemed to have lapsed.

         9. Section 8(b) New Mexico Law is hereby deleted in its entirety. The following language is substituted in its place:

                           (b) Nevada Law. The Plan and the Options shall be
                  governed by the laws of the State of Nevada.

         10. Schedule A is hereby deleted in its entirety. The following language is substituted in its place:

                  Jonathan G. Ornstein, Chief Executive Officer J. Clark Stevens, Chief Operating Officer Blaine M. Jones, Chief Financial Officer Gary E. Risley, Chief Legal Officer

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

         11. Schedule B is hereby deleted in its entirety. The following language is substituted in its place:



   POSITION                       APRIL 1, 1998 OPTION    APRIL 1, 1999 AND 2000
                                        AMOUNTS              OPTION AMOUNTS
MESA AIR GROUP, INC.:

Chief Executive Officer                        0                        0

Chief Operating Officer                   80,000                   80,000

Chief Financial Officer                   50,000(1)                     0

Chief Legal Officer                       50,000                   50,000


(1)      Granted to W. Stephen Jackson before his resignation.

         DATED as of the 1st day of June, 1998 and effective as of April 1, 1998, except with respect to Section 5(g) which shall not be effective until August 1, 1998.

                                           MESA AIR GROUP, INC.



                                           By:__________________________
                                                Blaine M. Jones
                                                Chief Financial Officer

ATTESTED BY:


By:____________________________
   Gary E. Risley, Secretary


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